Exhibit (n)(9)

CONSENT OF INDEPENDENT ACCOUNTANTS
We have issued our report dated August 9, 2017, with respect to the combined consolidated financial statements of National Property REIT Corp., included in the Prospectus Supplement of Prospect Capital Corporation dated September 1, 2017, for the year ended June 30, 2017. We hereby consent to the inclusion of said report in the Prospectus Supplement of Prospect Capital Corporation, dated September 1, 2017.

/s/ BDO USA, LLP
New York, New York
September 1, 2017